Exhibit 4.1

SECOND AMENDED AND RESTATED STOCK OPTION PLAN OF
AETERNA ZENTARIS INC.

1.	Purpose of the Plan

1.1
The purpose of the stock option plan for directors and certain designated officers, employees and suppliers of ongoing services (the "Plan") of Aeterna Zentaris Inc. (the "Corporation") is to secure for the Corporation and its shareholders the benefit of an incentive interest in share ownership by directors and certain designated officers and employees of the Corporation and its Subsidiaries (as defined below), as the case may be, and by certain designated suppliers of ongoing services.

1.2
The sole persons eligible to receive grants under this Plan (each, a "Participant") shall be as follows: (i) the most senior executive officers of the Corporation, including the persons occupying the positions of Chief Executive Officer, Chief Financial Officer, Chief Scientific Officer, Chief Commercial Officer, Chief Administrative Officer and Chief Compliance Officer; (ii) such other executive officers of the Corporation or of its Subsidiaries that may, from time to time, report directly to the Chief Executive Officer; (iii) the non-employee, independent members of the Board of Directors of the Corporation (the "Board"); and (iv) such other officers or employees of the Corporation or of any of its Subsidiaries, as the case may be, or suppliers of ongoing services, as may be expressly designated by resolution of the Board or its Nominating, Governance and Compensation Committee (the "Committee"). For the purposes of this Plan, "Subsidiaries" shall mean any legal entity of which the Corporation holds or is the beneficiary, at any time, directly or indirectly, otherwise than as security only, of securities conferring over fifty percent (50%) of the votes enabling it to elect the majority of the directors of such entity as well as any current or future Subsidiary of such legal entity.

2.	Administration

2.1
This Plan shall be administered by the Board or the Committee. The Board or the Committee shall have full and complete latitude to interpret this Plan and to establish the rules and regulations applying to it and to make all other determinations it deems necessary or useful for the administration of the Plan, provided that such interpretations, rules, regulations and determinations shall be consistent with the relevant policy statements of the competent securities authorities and the rules of the stock exchanges on which the securities of the Corporation are listed.

3.	Shares Subject to the Plan

3.1
The shares issuable further to the exercise of options granted under the Plan are the Common Shares of the Corporation (the "Shares"). The total number of Shares that may be issued under the Plan shall not exceed eleven point four percent (11.4%) of the total number of issued and outstanding Shares at any given time. No Participant shall hold options to purchase more than five percent (5%) of the number of Shares issued and outstanding from time to time.

3.2
In addition: (i) the number of securities issuable to "insiders" (as such term is defined in the TSX Company Manual) of the Corporation, at any time, under all security-based compensation arrangements of the Corporation, cannot exceed ten percent (10%) of its issued and outstanding securities; and (ii) the number of securities issued to insiders of the Corporation, within any one-year period, under all security-based compensation arrangements of the Corporation, cannot exceed ten percent (10%) of its issued and outstanding securities.

3.3
In addition: (i) the aggregate fair value of options granted under all security-based compensation arrangements of the Corporation to any one non-employee, independent director of the Corporation entitled to receive a benefit under this Plan, within any one-year period, cannot exceed US$100,000 valued on a Black-Scholes basis and as determined by the Committee; and (ii) the aggregate number of securities issuable to all non-employee, independent directors of the Corporation entitled to receive a benefit under this Plan, within any one-year period, under all security-based compensation arrangements of the Corporation, cannot exceed one percent (1%) of its issued and outstanding securities.

3.4
All options that are exercised, or that expire or are cancelled without being exercised, shall become available to be granted (or "reloaded") under the terms of this Plan upon such exercise, cancellation or expiration, as the case may be.

4.	Grant of Options

4.1
The Board or the Committee shall from time to time designate the Participants in this Plan as contemplated by Section 1.2 hereof, as well as the number of options, if any, that shall or may be granted to such Participants hereunder. Any Participant may hold more than one option. The granting of each option shall be evidenced by a letter from the Corporation addressed to the Participant setting forth the number of Shares covered by such option, the subscription price, the terms and conditions of exercise of the option and the option period.

4.2
Subject to the provisions of Section 3, the non-employee, independent directors of the Corporation are eligible to receive grants of up to 60,000 options per year. These options shall be vested over a period of three (3) years in equal thirds with the first third becoming vested on the first anniversary of the Grant Date (as defined below), the second third becoming vested on the second anniversary of the Grant Date and the final third becoming vested on the third anniversary of the Grant Date. The specific number of options to be granted to non-employee, independent directors in accordance with the foregoing shall be determined by the Board upon recommendation of the Committee.

5.	Exercise Price

5.1
The exercise price of an option shall be established by the Board or the Committee at the time of the grant and such price shall not be less than the greater of the closing prices of the Shares on the Nasdaq Stock Market and the Toronto Stock Exchange on the last trading day preceding the date of grant of the option (the "Grant Date"). If either of these exchanges is closed or if the Shares did not trade on one of the two exchanges on the last trading day preceding the Grant Date, the exercise price shall be the closing price of the Shares at the open exchange ("Exercise Price").

The closing price of the Shares shall be converted into Canadian dollars, when this conversion is required, at the noon buying rate of the Bank of Canada on the last trading day preceding the Grant Date established in the previous paragraph.

6.	Option Period

6.1
Subject to the provisions of Section 6.2, each option granted under this Plan shall be exercisable during a period established by the Board or the Committee (the "Option Period"). The Option Period shall commence no earlier than the Grant Date and shall terminate no later than seven years after such date (the "Outside Expiry Date"). Subject to the provisions of Section 6.2 and unless otherwise expressly determined by resolution of the Board or the Committee, options granted under this Plan to Participants (other than non-employee, independent directors, in respect of which Section 4.2 shall prevail) shall be vested over a period of three (3) years in equal thirds with the first third becoming vested on the first anniversary of the Grant Date, the second third becoming vested on the second anniversary of the Grant Date and the final third becoming vested on the third anniversary of the Grant Date.

6.2
Notwithstanding the provisions of Section 6.1, an option shall not be exercisable by a Participant from and after each and every one of the following dates (each, an "Early Expiry Date"), unless the Board or the Committee decides otherwise:

6.2.1
(i) in the case where the Participant is an officer or an employee, the date on which the Participant resigns or voluntarily leaves his employment with the Corporation or one of its Subsidiaries, as the case may be, or the date on which the employment of the Participant with the Corporation or one of its Subsidiaries is terminated for just cause, as the case may be, including, without limiting the scope of the foregoing, in the event of a breach of his obligations to the Corporation, or (ii) in the case where the Participant is a director of the Corporation or one of its Subsidiaries, as the case may be, but is not employed by either the Corporation or one of its Subsidiaries, the date on which such Participant ceases to be a member of the relevant Board of Directors for any reason other than death;

6.2.2
(i) in the case where the Participant is an officer or employee, six (6) months following the date on which the Participant's employment with the Corporation or any of its Subsidiaries, as the case may be, is terminated by reason of death or (ii) in the case where the Participant is a director of the Corporation or any of its Subsidiaries, as the case may be, but is not employed by either the Corporation or any of its Subsidiaries, six (6) months following the date on which such Participant ceases to be a member of the relevant Board of Directors by reason of death;

6.2.3
in the case where the Participant is an officer or employee, ninety (90) days following the date on which the Participant's employment with the Corporation or any of its Subsidiaries, as the case may be, is terminated for any cause or reason other than those mentioned in paragraphs 6.2.1 and 6.2.2 including, without limiting the scope of the foregoing, disability, long-term illness, retirement or early retirement; or

6.2.4
in the case where the Participant is a supplier of ongoing services, thirty (30) days following the date on which the Participant ceases to act as a supplier of ongoing services to the Corporation or any of its Subsidiaries, as the case may be, for any cause or reason.

6.3
Subject to Section 6.4 hereof, all rights conferred by an option under this Plan that shall not have been exercised by either an Early Expiry Date or the Outside Expiry Date shall be forfeited and cancelled.

6.4
If an Early Expiry Date or the Outside Expiry Date applicable to any option granted under this Plan falls within a blackout period imposed by the Corporation under the Corporation's trading restrictions and blackout periods policy (as such policy may be amended from time to time by the Corporation), or within seven (7) business days immediately following such a blackout period, then the applicable Early Expiry Date or the Outside Expiry Date, as the case may be, will be automatically extended to the date which is seven (7) business days after the last day of the blackout period. The seven (7) business day extension period established in this paragraph is a fixed period which is not subject to Board discretion.

7.	Exercise of Options

7.1
Subject to the provisions of Section 6, an option may be exercised in whole, at any time, or in part, from time to time, during the Option Period, but in all cases in accordance with the exercise schedule established by the Board or the Committee and applicable at the time of the grant.

7.2
An option may be exercised by written notice to the Secretary of the Corporation. Such notice shall set forth the number of options exercised and the number of underlying Shares subscribed for pursuant to such exercise and the address to which the certificate evidencing such Shares is to be delivered. Such notice shall also be accompanied by a certified cheque made payable to the Corporation in the amount of the Exercise Price. The Corporation shall cause a certificate for the number of Shares specified in the notice to be issued in the name of the Participant and delivered to the address specified in the notice no later than ten (10) business days following the receipt of such notice and cheque.

8.	No Assignment

8.1	No option or interest therein shall be assignable by the Participant other than by will or in accordance with the applicable laws of estates and succession.

9.	Not a Shareholder

9.1	A Participant shall have no rights as a shareholder of the Corporation with respect to any Shares covered by his/her option until he/she shall have become the holder of record of such Shares.

10.	Change in Control or Other Fundamental Transaction

10.1	Notwithstanding anything contained to the contrary in this Plan or in any resolution of the Board in implementation thereof:

10.1.1
in the event: (i) the Corporation accepts an offer to amalgamate, merge or consolidate with any other entity (other than a wholly-owned Subsidiary) or to sell or license all or substantially all of its assets to any other entity (other than a wholly-owned Subsidiary); (ii) the Corporation signs a support agreement in customary form pursuant to which the Board agrees to support a takeover bid and recommends that shareholders of the Corporation tender their Shares to such takeover bid; or (iii) holders of greater than 50% of the Corporation's then outstanding Shares tender all of their Shares to a takeover bid made to all of the holders of the Shares to purchase all of the then issued and outstanding Shares, then, in each case, all of the outstanding Options shall, without any further action required to be taken by the Corporation, immediately vest. Each Participant shall thereafter be entitled to exercise all of such Options at any time up to and including, but not after the close of business on that date which is ten (10) days following the Closing Date. Upon the expiration of such ten (10)-day period, all rights of the Participant to such Options or to the exercise of same (to the extent not theretofore exercised) shall automatically thereupon terminate and have no further force or effect whatsoever. For the purposes of paragraph 10.1.1, "Closing Date" shall mean (x) the closing date of the amalgamation, merger, consolidation, sale or license transaction in the case of clause (i) above; (y) the first expiry date of the takeover bid on which each of the offeror's conditions are either satisfied or waived in the case of clause (ii) above; or (z) the date on which it is publicly announced that holders of greater than 50% of the Corporation's then outstanding Shares have tendered their Shares to a takeover bid in the case of clause (iii) above.

11.	Modification of the Plan
Board, shareholder and requisite regulatory approvals shall be required for any of the following amendments to be made to this Plan:

11.1
any amendment to Section 3.2 that would have the effect of permitting, without having to obtain shareholder approval on a "disinterested vote" at a duly convened shareholders' meeting, the grant of any option(s) under this Plan otherwise prohibited by Section 3.2;

11.2	any amendment to the number of securities issuable under this Plan (except for any adjustment described in paragraph 12.1.4 hereof);

11.3	any amendment which would permit any option granted under this Plan to be transferable or assignable other than by will or in accordance with the applicable laws of estates and succession;

11.4	the addition of a cashless exercise feature, payable in cash or securities, which does not provide for a full deduction of the number of underlying securities from this Plan reserve;

11.5	the addition of a deferred or restricted share unit or any other provision which results in employees receiving securities while no cash consideration is received by the Corporation;

11.6	with respect to any Participant (whether or not such Participant is an "insider" of the Corporation),

(i)	any reduction in the exercise price of any option after the option has been granted, or

(ii)	any cancellation of an option and the re-grant of that option under different terms, or

(iii)	any extension to the term of an option beyond the Outside Expiry Date (except for extensions made pursuant to Section 6.4), except in respect of any adjustment described in paragraph 12.1.4 hereof;

11.7	any amendment to the method of determining the exercise price of an option granted pursuant to this Plan;

11.8	the addition of any form of financial assistance or any amendment to a financial assistance provision which is more favorable to employees;

11.9
any amendment to Section 3.3 that would have the effect of removing or increasing the limitations on the aggregate number of securities issuable to, and/or the aggregate fair value of options granted or that may be granted to, non-employee directors within any one-year period (except for any adjustment described in paragraph 12.1.4 hereof); and

11.10	any amendment to this Section 11.

12.	Amendments and Termination

12.1
The Board may, subject to receipt of requisite regulatory approval, where required, in its sole discretion, make all other amendments to this plan that are not contemplated in Section 11 above including, without limitation, the following:

12.1.1	amendments of a "housekeeping" or clerical nature or to clarify this Plan's provisions;

12.1.2	amendments regarding any vesting period of an option;

12.1.3	amendments regarding the extension of an option beyond an Early Expiry Date in respect of any Participant;

12.1.4
adjustments to the number of issuable Shares underlying, or the exercise price of, outstanding options resulting from a split or a consolidation of the Shares, a reclassification, the payment of a stock dividend, the payment of a special cash or non-cash distribution to the Corporation's shareholders on a pro rata basis provided such distribution is approved by the Corporation's shareholders in accordance with applicable law, a recapitalization, a reorganization or any other event which necessitates an equitable adjustment to the outstanding options in proportion with corresponding adjustments made to all outstanding Shares;

12.1.5	discontinuing or terminating this Plan; and

12.1.6	any other amendment which does not require shareholder approval under Section 11 hereof.

12.2	Notwithstanding Section 12.1 above, the Corporation shall not contravene any requirements, rules, laws and regulations of the TSX or of any regulatory authorities.

12.3
Notwithstanding any provisions to the contrary, any amendment to or termination of this Plan shall in no way amend or otherwise affect the conditions of the options already granted under this Plan to the extent that such options have not then been exercised, unless the rights of the Participant have already expired or have already been fully exercised or unless the Participant affected by such change has already agreed to it.

13.	Miscellaneous Provisions

13.1
The Corporation's obligations under the terms of this Plan are subject to all applicable laws, regulations or rules of any governmental agency or other competent authority in respect of the issuance or distribution of securities and to the rules of any stock exchange on which the Shares are listed. Each Participant shall agree to comply with such laws, regulations and rules and to provide to the Corporation any information or undertaking required to comply with such laws, regulations and rules.

13.2
The participation in this Plan of a director, an officer or an employee of the Corporation or any of its Subsidiaries shall be entirely optional and shall not be interpreted as conferring upon a director, an officer or an employee of the Corporation or any of its Subsidiaries any right or privilege whatsoever, except for the rights and privileges set out expressly in this Plan. Neither this Plan nor any act that is done under the terms of this Plan shall be interpreted as restricting the right of the Corporation or any of its Subsidiaries to terminate the employment of an officer or employee at any time. Any notice of dismissal given to an officer or employee at the time his/her employment is terminated, or any payment in the place and stead of such notice, or any combination of the two, shall not have the effect of extending the duration of the employment for purposes of this Plan.

13.3
No director, officer or employee of the Corporation or any of its Subsidiaries shall acquire the automatic right to be granted one or more options under the terms of this Plan by reason of any previous grant of options under the terms of this Plan.

13.4	This Plan does not provide for any guarantee in respect of any loss or profit which may result from fluctuations in the price of the Shares.

13.5
The Corporation and its Subsidiaries shall assume no responsibility as regards the tax consequences that participation in this Plan will have for a director, an officer or an employee of, or supplier of ongoing services to, the Corporation or any of its Subsidiaries, and such persons are urged to consult their own tax advisors in such regard.

13.6	This Plan and any option granted under the terms of this Plan shall be governed and interpreted according to the laws of the Province of Quebec and the laws of Canada applicable thereto.

13.7
This Plan modifies and restates the amended and restated stock option plan adopted by the Corporation on March 21, 2013. This Plan confers no other advantage upon the beneficiaries of the stock option plan.

STOCK OPTION PLAN
OF AETERNA ZENTARIS INC.
 SUBSCRIPTION FORM

(Date)

Aeterna Zentaris Inc.
1405 du Parc-Technologique Blvd.
Québec, Québec
G1P 4P5
 Attention of the Secretary
 I, the undersigned,                                          , hereby exercise                       options and subscribe for                       Common Shares of Aeterna Zentaris Inc. (the "Corporation") pursuant to the exercise of such options under the terms of the Stock Option Plan of the Corporation, out of the                         Common Shares available for purchase by the undersigned, and I enclose herewith my certified cheque (or money order) made payable to the order of Aeterna Zentaris Inc., in the amount of dollars in payment of the said subscription.

___________________________________________
(Signature)

___________________________________________
(Full Address)

___________________________________________

___________________________________________
(Telephone)